EXHIBIT 10.2

SHELL CHEMICAL LP
(For itself and as agent for Shell Oil Company)

and

HEXION DEER PARK LLC, as successor in interest to SHELL EPOXY RESINS LLC (“Shell Epoxy”) AND HEXION INC.

DEER PARK SITE SERVICES, UTILITIES, MATERIALS AND FACILITIES AGREEMENT

CONTENTS

ARTICLE 1 DEFINITIONS
ARTICLE 2 INERPRETATIONS
ARTICLE 3 OBJECT AND SCOPE
ARTICLE 4 SUMF ITEMS OR ITEMS OF SUMF
ARTICLE 5 SUMF CHARGES
ARTICLE 6 SUMF CHARGES WITH REFERENCE TO COST
ARTICLE 7 PAYMENT TERMS
ARTICLE 8 ANNUAL FORECAST - CURTAILMENT
ARTICLE 9 LIABILITY
ARTICLE 10 TERM AND TERMINATION
ARTICLE 11 INTELLECTUAL PROPERTY RIGHTS
ARTICLE 12 CONFIDENTIALITY
ARTICLE 13 ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS TO SUMF ASSETS
ARTICLE 14 DAMAGE TO SUMF ASSET
ARTICLE 15 METERING OR ALLOCATION OF SUPPLY, CONSUMPTION AND DELIVERY
ARTICLE 16 MONITORING COMMITTEE
ARTICLE 17 MISCELLANEOUS
ARTICLE 18 FORCE MAJEURE
ARTICLE 19 DISPUTE RESOLUTION
ARTICLE 20 FURTHER ASSURANCE
ARTICLE 21 COSTS AND EXPENSES
ARTICLE 22 ASSIGNMENT AND DELEGATION
ARTICLE 23 SEVERABILITY
ARTICLE 24 NO AGENCY OR PARTNERSHIP
ARTICLE 25 REMEDIES AND WAIVER
ARTICLE 26 ENTIRE AGREEMENT AND VARIATION
ARTICLE 27 NOTICES
ARTICLE 28 GOVERNING LAW
ARTICLE 29 LANGUAGE
ARTICLE 30 COUNTERPARTS

EXHIBIT A: INFORMATION
SCHEDULE 3.1: SUMF ITEMS FROM SHELL TO HEXION
SCHEDULE 3.2: SUMF ITEMS FROM HEXION TO SHELL
SCHEDULE 3.4: SUMF ITEM CAPACITY AND CAPACITY RIGHTS
SCHEDULE 3.4(a): CAPACITY RIGHTS FROM SHELL TO HEXION
SCHEDULE 3.4(b) CAPACITY RIGHTS FROM HEXION TO SHELL
SCHEDULE 7.2: PAYMENT TERMS
SCHEDULE: 8.7: CURTAILMENT
SCHEDULE 16: STEERING COMMITTEE
SCHEDULE 17.7: ANTI-BRIBERY AND ANTI-MONEY LAUNDERING

DEER PARK SITE
SERVICES, UTILITIES, MATERIALS & FACILITIES AGREEMENT
THIS DEER PARK SITE SERVICES, UTILITIES, MATERIALS & FACILITIES AGREEMENT is entered into and will be effective as of the 1st day of April, 2018, by and between:

1.
SHELL CHEMICAL LP, a Delaware limited partnership, on its own behalf and as authorized agent of Shell Oil Company pursuant to the Shell Chemical Authorization Agreement dated March 1, 1995 (collectively either referred to as "Supplier" or "Purchaser" of specific SUMF, as the case may be, or as "Shell"), with its principal office at150 N. Dairy Ashford, Houston, Texas 77079; and

2.
HEXION DEER PARK LLC, a Delaware limited liability company, as successor in interest to Shell Epoxy Resins LLC (“Shell Epoxy”) and Hexion Inc., (either referred to as "Purchaser" or "Supplier" of specific SUMF, as the case may be, or as "Hexion") with its principal office at 180 East Broad Street, Columbus, Ohio 43215.

WHEREAS:

a.	Shell or Affiliates of Shell own and operate a chemical/integrated oil and chemical manufacturing Site at Deer Park, Texas;

b.	Hexion owns and operates certain manufacturing facilities at the Site at Deer Park, Texas (the “Hexion Facilities”);

c.	The Parties own and/or have leased assets which are integrated with or are integral to both their own and the other Party’s manufacturing operations at the Site; and

d.
The Parties have entered into the First Amended and Restated Deer Park Site Services, Utilities, Materials and Facilities Agreement (the "Prior SUMF Agreement") with Effective Date November 1, 2000 (as amended from time to time) related to their respective operations at the Site and the supply and purchase of certain SUMF Items in connection with such operations and assets.

e.
The Supplier and the Purchaser desire to enter into a new Deer Park Site Services, Utilities, Materials and Facilities Agreement on the terms contained herein in order to facilitate for each Party as a Purchaser the operation of its Plant and upon entrance into this Agreement, the Prior SUMF Agreement shall terminate and be of no further force or effect.

NOW, THEREFORE, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

In this Agreement and the Schedules hereto:
"Affiliate" means in relation to a Party:

(a)    its Ultimate Parent Company;

(b)	a company (other than the Party itself) which is, from time to time, directly or indirectly controlled by the Ultimate Parent Company; or

(c)	in the case of a Party which does not have an Ultimate Parent Company, a company which is for the time being directly or indirectly controlled by that Party;

For the purpose of this definition:

(i)
“Ultimate Parent Company” means, in relation to a Party, a company that directly or indirectly controls such Party, but shall not include any private equity or other investment fund, nor any person that manages such funds, or individuals which directly or indirectly hold a majority interest in the Party, instead the Ultimate Parent Company shall be the legal entity in which such funds are invested and/or which exercises direct or indirect control of the Party; and, for Hexion, the Ultimate Parent Company shall be Hexion Inc., and, for Shell, the Ultimate Parent Company shall be Royal Dutch Shell plc;

(ii)
a company is directly controlled by another company if the latter company (but excluding private equity or other investment funds, including any person that manages such funds, and individual investors) beneficially owns fifty per cent (50%) or more of either the issued share capital or the voting rights attached to the issued share capital of the first mentioned company or otherwise has the power to direct or cause the direction of the management of the first mentioned company by contract, as trustee or otherwise; and

(iii)
a company is indirectly controlled by another company if a series of companies can be specified, beginning with the latter company and ending with the first mentioned company, which are so related such that each company of the series (except the latter company) is directly controlled by one or more of the companies earlier in the series;

“Agreement” means this Deer Park Site Services, Utilities, Materials and Facilities Agreement, including its Schedules and attachments, and any amendments hereto to which the Parties may consent from time to time;
“Bankruptcy Event” means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; or (ii) the entering into of any arrangement or composition with creditors as a result of insolvency (other than for the purposes of a solvent reconstruction or amalgamation); or (iii) the institution by such Party of proceedings (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganization or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party’s assets; or (iv) the institution of any proceeding of the type described in (iii) above against such Party, which proceeding shall not have been dismissed within 90 days following its institution;
“Business Day” means any day of the week other than Saturday, Sunday or a public holiday at the location of the Site;
“Chemical Engineering Plant Cost Index” for that calendar year as published in the Chemical Engineering Magazine. If the Published Inflation Index is discontinued, the Parties shall adopt by mutual agreement a replacement index that most closely measures the price changes measured by the original Published Inflation Index that is discontinued. If the basis of reporting of the Published Inflation Index is changed from the basis in effect on the date hereof, then the Published Inflation Index shall be correspondingly changed;
“Commercially Reasonable” when used in the context of efforts to be taken means efforts which would ordinarily be taken by a business person in the applicable industry but which shall only be taken at the sole cost, and request of the Party entitled to request or require "commercially reasonable" efforts, (the “Requiring Party") provided however, that the Party who undertakes such efforts shall not be (i) obligated to interfere with its own business activities or plans, (ii) required to employ new employees in order to accomplish such matters, nor (iii) required to expend any of its own funds to accomplish such request;
“Confidential Record” means, without limitation, any publications, printed matter, manuals, reports, letters, e-mails, drawings, computer programs, photographs, films, video, tape, diskette, CD-ROM and other information carriers or media conveying information and any other material containing confidential information;
“Curtailment” has the meaning set forth in Article 8.7;

"Default Rate" means a percentage equal to the Inter-Bank Offered Rate specified in Exhibit A plus three percent (3%) p.a.;

“Delivery Point(s)” means the location(s) specified in the Schedules to which each SUMF Item will be delivered and at which title to, and risk of loss of, a SUMF Item passes from the Supplier to the Purchaser;
“Deer Park Agreements” means this Agreement and the Deer Park Ground Lease by and between Shell and Hexion;

“Deer Park Ground Lease” means the Deer Park Ground Lease Agreement with effective date November 1, 2000 and the Assignment & Assumption of Deer Park Ground Lease dated hereof;

“Direct Site Costs” means the fully burdened and overheaded fixed costs (without other mark-up or profit factor, incurred at the Site by Supplier in providing SUMF but which do not vary primarily based on consumption, usage or production. Direct Site Costs include but are not limited to, personnel costs (which include, but are not limited to, wages, associated benefits, applicable taxes and allocated pension costs) for the personnel directly involved in the provision of SUMF, where relevant maintenance and operational costs, and costs of any SUMF Items procured by Supplier for Purchaser from a Third-Party pursuant to this Agreement. (Personnel costs includes all costs related to workers compensation programs.)
If costs, including personnel costs, are incurred at the Site partly in connection with providing SUMF and partly in connection with other activities, an allocation of such costs shall be included in Direct Site Costs.
For the avoidance of doubt, wherever and to the extent the Supplier enjoys a pension fund contribution holiday the Purchaser will share in the benefit of such holiday only until the date when the Supplier resumes contributions to the pension fund at which point the contributions for the relevant employees will be included in the Direct Site Costs. Further, for the avoidance of doubt, Direct Site Costs shall not include charges for the depreciation or amortization of SUMF Assets, fines resulting from the violation by Supplier of Legal Requirements, and any other costs which the Supplier or any of its Affiliates is required to bear under this Agreement;
“Dispute” means any dispute or difference which arises between the Parties in connection with or arising out of this Agreement (including, without limitation, any dispute as to the termination or invalidity of this Agreement or any provision of it);
"Due Date" has the meaning set forth under Article 7;
“DPRLP” means Deer Park Refining Limited Partnership;
“Effective Date” means April 1, 2018;
“Environmental Agreement” means the Environmental Agreement dated as of November 1, 2000 by and between Shell Oil Company and Hexion Inc.;
“Environmental Law” means any applicable law relating to Environmental Matters;
“Environmental Loss or Damage” means any Loss or Damage relating to the infringement of an Environmental Law and/or any other Environmental Matter being the basis for any claim or possible claim (a) by governmental authorities for enforcement, fines, cleanup, removal, response, remediation, or other actions or damages pursuant to any applicable Environmental Law or (b) by any third person, including the Parties, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief or otherwise giving rise to Loss or Damage;
“Environmental Matters” means (i) the protection of the environment, worker health and safety and/or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any hazardous substance or waste, (ii) the manufacture, processing, distribution, use, treatment, labeling, storage, disposal, transport or handling of any hazardous substance or waste, or (iii) soil or groundwater contamination, air pollution or surface water pollution or other actual or threatened impact on the environment, worker health and safety or public welfare;
“Environmental Protection System” means any environmental protection system used by Supplier in connection with the provision of the SUMF Items, including, without limitation, biotreater, waste water treatment plant, and all pipes, drains, channels conduits, sumps and other items, plant or machinery connected with or associated with such system;
“Financial Reporting Accounts” means those books and records maintained by the Supplier for financial reporting to the Supplier’s parent company(ies) or corporate headquarters, which shall be maintained in accordance with generally accepted accounting principles;

“Firm Capacity Reservation” means the maximum volume of a SUMF Item to be supplied to the Purchaser under this Agreement as specified in the appropriate Schedules for the relevant SUMF Item;
“Fixed Operating Costs” means Direct Site Costs and Overheads;
“Force Majeure” has the meaning given to this term in Article 18.4;
“Gross Negligence” means a failure to perform a duty of care in reckless disregard of the reasonably foreseeable consequences (as distinguished from a mere failure to exercise ordinary care) which affect the life or property of another;
“Hexion Facilities” means the BPA, Liquid EPON Resins, Solid EPON Resins and ECH dock tanks situated at the Deer Park Site and the associated assets, facilities and rights;
“HSSE” means safety, security, occupational health, and environmental protection;
“Indemnified Party” means a Party and its Affiliates and their respective officers, directors, employees, agents, successors, and permitted assigns that are entitled to be indemnified by Indemnifying Party as further set out in Article 9;

“Indemnifying Party” means a Party that is indemnifying the Indemnified Party as further set out in Article 9;

“Infrastructure Charge” means the charge related to infrastructure used to provide SUMF Items which is a charge in lieu of depreciation and maintenance capital on existing SUMF assets, without prejudice to Article 13;
“Inflation Rate” shall for a given yearly period equal the following fraction (rounded to the fourth decimal place): (x) the numerator shall equal the average Published Inflation Index for the calendar year preceding the commencement of such yearly period, and (y) the denominator which shall equal the average Published Inflation Index of the calendar year preceding that for the numerator described above (i.e. for a yearly period commencing April 1, 1999, the numerator would have equaled 389.5 (the average Published Inflation Index for 1998);
“Intangible assets” include capitalized software and intellectual property (for example trademarks, patents or franchises) and other identifiable intangible items, for example arising from contractual or legal rights, and goodwill arising on business combinations;

“Inter-Bank Offered Rate” means a percentage equal to the rate specified in Exhibit A;
“Interest Rate” means a percentage equal to the Inter-Bank Offered Rate specified in Exhibit A plus one point five percent (1.5%) p.a.;
“Legal Requirements” means all applicable federal, state and local laws, regulations, rules, ordinances, codes, standards and rules of common law;
"Liability" includes all and any claims, liabilities, costs, damages, expenses, fines and penalties;

“Long Term SUMF” has the meaning given to this term in Article 4;

“Loss or Damage” means any loss, damage or injury of whatever nature, including without limitation, personal injury, disease and death;
“Maintenance Capital” means the cost of acquiring intangible assets and PPE by purchase, construction or other means. In order for an item to be qualified as Maintenance Capital, criteria include:

◦	item will be installed permanently (not removed after a specific use).

◦	item will last longer than 1 year.

◦	meets or exceeds the "Capitalization Threshold" which is USD 50,000. For clarity, just meeting Capital Threshold alone is not a sufficient criterion for capitalization.

◦
replacements and renewals of assets: Costs incurred in the replacement or renewal of an existing asset in its entirety are capitalized. Parts of an asset may require replacement. To meet the capital criteria, partial replacement must carry a clear and measurable future economic benefit in that there is expected to be a material increase in the asset’s useful economic life or functionality/performance (for example, capacity, throughput/output or reduction in running cost).

◦	spare parts, spare capacity and stand-by equipment: are usually carried as inventory and charged to P&L when consumed. However, there are the following exceptions:
(a) insurance spares are parts of equipment, equipment assemblies, or complete items of equipment that are required for replacement of assets not subject to deterioration by normal use, but failure of which is critical for continued and safe operation of the equipment or plant. They are purchased to mitigate this risk. The cost of insurance spare parts can be capitalized when expected to have an useful economic life exceeding one year.
(b) project spares are parts purchased for a project to enable uninterrupted installation and start-up of the equipment or to safeguard the operation of the equipment during installation and start-up. If project spares are consumed in the running in and start-up period, the cost qualifies as Capex regardless of amount and useful economic life.
(c) the cost of stand-by equipment which has been issued for service and is necessary to ensure effective operation of the asset is capitalized f it is expected to be used for more than one year; and
(d) the cost of spare capacity or stand-by equipment installed as part of an asset, or stand-by equipment, which, although not permanently installed, has been issued for service and is necessary to ensure effective operation of the asset, is Capex and depreciated over the useful economic life of the asset for which they are installed as stand-by.

◦	For further guidance, refer to Shell’s Group Accounting Policy Application Guidance - "Costs incurred in Downstream: Capex or Opex"

“Meter” has the meaning given to this term in Article 15;
“Monitoring Committee” means the committee to be formed of Hexion’s Representative and the Shell’s Representative which shall have the functions set out in Article 16;
“Overheads” means, without duplication of any Direct Site Cost, in relation to each SUMF Item, an allocation of the indirect fully burdened and overheaded fixed costs incurred at the Site related to management and operation of the Site that are not specifically attributable to a certain plant at the Site (without other mark-up or profit factor, including, but not limited to, the following (where they are not provided as separate SUMF Items): Site management and general services; office services, accommodation and catering; and taxes.
Overheads shall not include any allocated costs of corporate services, unless incurred for specific services in the same manner as Third-Party services, such as tax, legal or other services, and shall not include the fees paid to the Supplier’s parent company(ies) or any other Affiliate, division, business unit or headquarters as a share of corporate overhead.
For the avoidance of doubt, Overheads shall not include charges for the depreciation or amortization of SUMF Assets or other assets, costs resulting from the violation of Legal Requirements, and any other costs which the Supplier or any of its Affiliates is required to bear under the Transaction Documents;
“Party” or “Parties” means Shell and Hexion;

"Plant" means the relevant plant described in Attachment 1 to Exhibit A situated at the Site;

“Planned Shutdown(s)” has the meaning ascribed to it in Article 17;

“PPE” means property, plant and equipment (items that are tangible in nature and that are individual items or operational units that are physically identifiable and include, for example, plant, machinery and equipment). They also include material and equipment specifically acquired for incorporation in PPE. They may be purchased or held under finance leases.

“Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement other than the Transaction Documents;
“Property” means, in relation to each Party, the plants, buildings and other improvements, land and/or other real property interests, fixtures, equipment, inventory, finished product, vehicles and other tangible personal property interests owned or leased by a Party that are now or in the future located within the Site or, in relation to the Supplier, elsewhere if used to provide SUMF;
“Published Inflation Index” for a given calendar year shall equal the index in the “Chemical Engineering Plant Cost Index” for that calendar year as published in the Chemical Engineering Magazine. If the Published Inflation Index is discontinued, the Parties shall adopt by mutual agreement a replacement index that most closely measures the price changes measured by the original Published Inflation Index that is discontinued. If the basis of reporting of the Published Inflation Index is changed from the basis in effect on the date hereof, then the Published Inflation Index shall be correspondingly changed;
“Purchaser” means the party who purchases a particular SUMF Item from the Supplier;
"Reasonable Actions" when used in the context of actions to be taken, means efforts that would ordinarily be taken by a business person in the applicable industry were he in the position under this Agreement of being the supplier of SUMF Items or the Purchaser of such SUMF Items, whichever shall be relevant;

“Requiring Party” has the meaning ascribed to it in the “Commercially Reasonable” definition;

“Shared Facilities” means the Shared Facilities as defined in the Shared Facilities Agreement;
“Shared Facilities Agreement” means that certain Shared Facilities Agreement by and between Shell Oil Company and DPRLP dated March 31, 1993; and the First Amendment to that Shared Facilities Agreement by and among Shell Oil Company, DPRLP and Equilon Enterprises LLC dated January 15, 1998;
“Site” means the commercial or industrial complex or facilities described in Exhibit A;
“Sole Supplier SUMF” has the meaning given to this term in Article 4;
“Steering Committee” means a steering committee consisting of senior representatives of Hexion and Shell (for the Supplier the Site General Manager or a delegated person from the Site leadership team and for the Purchaser a person with similar seniority) and which has responsibilities beyond the daily operation of the Plant. The steering committee shall discuss any matters of a general nature and any matters which are fundamental to the performance of this Agreement pursuant to its terms. The establishment, composition, roles and responsibilities of this committee are set out in Schedule 16;
“Strategic Acquirer” means a type of acquiring entity that currently operates in the same or similar industry or business as the target company, and which acquires with the intention of integrating such target company into its existing business or operations with a goal of long-term return on investment tied not only to operation of the target company, but by realizing synergies through its integration into the acquirer’s existing business. For purposes of this definition “Strategic Acquirer” does not include financial sponsors such as private equity or hedge fund purchasers, or the entity vehicles they utilize to acquire the target company;
“SUMF” means the site services, utilities, materials and facilities to be supplied under this Agreement;
“SUMF Assets” means those assets (including all ancillary equipment specifically attributable to these assets and excluding common facilities used for other purposes) of the Supplier directly or indirectly used in the provision of SUMF;
“SUMF Charge(s)” or “Charge(s)” means the charge(s) to be paid by the Purchaser to the Supplier for each SUMF Item in accordance with Article 5 and Article 6;
“SUMF Item” or “Item of SUMF” means any part of SUMF;
“Supplier” means the party who supplies or operates a particular SUMF Item;
“Tax” means all forms of taxation, duties, levies, imposts and other similar impositions of any jurisdiction (whether central, regional or local), and any payment which a Party may be or become bound to make to any tax authority as the result of the operation of any enactment or other law relating to any of them or resulting from failure to comply with the provisions of any law relating to any of them;

“Third-Party” means any person or company other than the Supplier, the Purchaser or their respective Affiliates;
“Third -Party Claim” means any claim for Loss or Damage initiated by a Third Party against an Indemnified Party;
“USD” or “US$” or “$” or “US Dollar(s)” or “Dollar(s)” means US Dollar, the lawful currency of the United States of America;

“User” or "Users" means any company, entity, division, or business unit (including divisions and business units of the Supplier and its Affiliates) to which SUMF or its equivalent is furnished by the Supplier at the Site;
“Variable Costs” means those operating costs, without duplication of any Direct Site Cost, incurred at the Site by Supplier in providing SUMF which vary primarily based on consumption, usage or production, and which charges are reconcilable with the cost accounting system of the Supplier existing as of the Effective Date and as from time to time modified by Supplier (if applied to the entire Site), including the costs of air, cooling water, fuel, nitrogen, process materials, steam and applicable taxes, but not depreciation; and
“Willful Misconduct” means an intentional act or omission which is in disregard of (a) a known risk or a risk so obvious that it cannot be said one was truly unaware of it and (b) a risk so great that it is highly probable that harm will follow.
ARTICLE 2
INTERPRETATIONS

2.1	In this Agreement, unless otherwise specified:

(a)	references to Articles, Exhibits and Schedules are to Articles of, and Exhibits and Schedules to, this Agreement;

(b)	use of any gender includes the other genders;

(c)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)
references to a “person” shall be construed so as to include any individual, firm, company, any federal, state, local or municipal governments or any agency of a federal, state, local or municipal authority or government body, or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	references to “USD” are to United States Dollars;

(f)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(g)	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented at any time;

(h)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(i)	references to the Purchaser shall be deemed to include its successors and assigns and references to the Supplier shall be deemed to include its successors and assigns; and

(j)	a reference to this "Agreement" or any other agreement or document or statute or statutory provisions shall be construed as a reference to it as amended, modified or novated from time to time.

2.2	The table of contents and headings in this Agreement are inserted for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.

2.3
In the event of a conflict between the terms and conditions set out in the main body of this Agreement and any of the Exhibits or Schedules or attachments hereto, the relevant Exhibit, Schedule or attachment shall prevail unless expressly stated otherwise in this Agreement.

2.4
Purchaser and Supplier acknowledge that (notwithstanding any provision to the contrary in this Agreement), the provisions of Section 10.3 of the Environmental Agreement shall apply as between any Seller Indemnified Party (as defined in the Environmental Agreement) and SER Indemnified Party (as defined in the Environmental Agreement) and any Person (as such term is defined in the Environmental Agreement) to whom a transfer or assignment is made in accordance with Section 11.1 of the Environmental Agreement. Any obligation or liability of any SER Indemnified Party, including Hexion, or Seller Indemnified Party, including Shell, under this Agreement shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement. Further, Shell acknowledges that, pursuant to its rights under Section 11.1 of the Environmental Agreement, and a separate Agreement of Assignment of even date herewith, Hexion Inc. (as successor-in-interest to SER) has assigned its rights and obligations under the Environmental Agreement, to Hexion and Hexion has accepted the assignment of such rights and obligations and has assumed all of Hexion Inc.’s (as successor of SER) rights and obligations under the Environmental Agreement as set forth in such Agreement of Assignment. This Agreement in no way limits, expands, alters or otherwise modifies the terms of the Environmental Agreement, and the provisions of the Environmental Agreement prevail over any conflicting provisions in this Agreement. With respect to Environmental Conditions (as defined in the Environmental Agreement) existing as of the Effective Date, in the event of a conflict between any provision of this Agreement (including the Schedules or Exhibits thereto) and the Environmental Agreement, the provisions of the Environmental Agreement shall govern. Any obligation or liability of any SER-Indemnified Party (as defined in the Environmental Agreement) or Seller Indemnified Party (as defined in the Environmental Agreement) under this Agreement, shall be without prejudice to the rights, if any, of the relevant party to claim Environmental Damages (as defined under the Environmental Agreement) under the Environmental Agreement.

ARTICLE 3
OBJECT AND SCOPE

3.1
Subject to Article 8.7 and Article 18, Shell as the Supplier agrees to supply Hexion and Hexion as Purchaser agrees to purchase the SUMF Items described herein under the terms and conditions set out in this Agreement. Except as otherwise provided in Article 4.4 and Schedule 3.1, Hexion may purchase the amounts of each SUMF Item set forth in Schedule 3.1 up to its Firm Capacity Reservation from Shell until termination of such SUMF Item in accordance with the provisions of this Agreement. Upon entrance into this Agreement, the Prior SUMF Agreement shall terminate and be of no further force or effect.

3.2
Subject to Article 8.7 and Article 18, Hexion as the Supplier agrees to supply Shell and Shell as Purchaser agrees to purchase the SUMF Items described herein under the terms and conditions set out in this Agreement. Except as otherwise provided in Article 4.4 and Schedule 3.2, Shell may purchase the amounts of each SUMF Item set forth in Schedule 3.2 up to its Firm Capacity Reservation from Hexion until termination of such SUMF Item in accordance with the provisions of this Agreement.

ARTICLE 4

SUMF ITEM(S) OR ITEM(S) OF SUMF

4.1
The SUMF Items (which cover the supply of utilities and the provision of services) to be supplied or performed by the Supplier to/for the Purchaser, under this Agreement are listed under the relevant Schedules and Sub-schedules to this Agreement. SUMF Items specified in relevant Schedules as “Sole Supplier SUMF Items” may not be terminated by the Purchaser or the Supplier except by way of a termination of this Agreement as a whole. SUMF Items specified in the relevant Schedules as “Long Term SUMF Items” shall be supplied to the Purchaser by the Supplier on a long term basis. Article 10 provides specific termination clauses for Sole Supplier SUMF Items and Long Term SUMF Items.

4.2
A description and, where appropriate, the technical specifications of the SUMF Items which the Parties have agreed to provide hereunder, the price, delivery terms, specific exclusions and limitations, if any, on consumption and supply, and such other details as this Agreement may require or as the Parties may agree, of each SUMF Item are set out in this Agreement.

4.3	Any Firm Capacity Reservation amounts for each SUMF Item as agreed by the Parties are set out in the relevant Schedules.

4.4
If the Purchaser or the Supplier subsequently wishes to change the nature, quantity or type of any SUMF Item provided hereunder, the other party shall use reasonable efforts to accommodate such request but, except as set forth in the next sentence, with no obligation to make such change. The Purchaser shall have the right upon three (3) years advance written notice (or such shorter period of time as may be required to terminate such SUMF Item under the applicable schedule) to reduce its Firm Capacity Reservation for such SUMF Item provided hereunder and when reduced receive a pro rata reduction in the Fixed Operating Costs and Infrastructure Fees for such SUMF Item. There shall be no minimum or maximum limit on the extent of the reduction except as the Supplier may require for the protection of health, safety or the environment.

4.5	Title to and risk of loss of a SUMF Item shall pass from the Supplier to the Purchaser at the Delivery Point(s) specified in the applicable Schedule.

4.6
SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED WITH RESPECT TO THE SUMF ITEMS EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. NO REPRESENTATION OR WARRANTY SHALL BE IMPLIED UNDER THIS AGREEMENT OR AT LAW, INCLUDING BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR ADEQUACY AS TO THE SUMF ITEMS. SUPPLIER PROVIDES NO WARRANTY FOR THE PERFORMANCE OF ANY COMPUTER SYSTEMS, DIGITAL DEVICES AND COMPONENTS THEREOF. PURCHASER ACKNOWLEDGES THAT EXCEPT AS

EXPRESSLY SET FORTH HEREIN, NO REPRESENTATIONS OR WARRANTIES ARE BEING MADE HEREIN AND PURCHASER RELEASES AND RELIEVES SUPPLIER FROM AND HEREBY WAIVES ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.
ARTICLE 5
SUMF CHARGES

5.1
In consideration of the supply of the SUMF Items by the Supplier to the Purchaser, as provided herein, the Purchaser shall pay the Supplier the SUMF Charges as specified in Article 6 and the relevant Schedules. In no event shall SUMF Charges include any costs charged to Purchaser under any other agreement with the Supplier or any of its Affiliates.

5.2
In addition to the SUMF Charges set forth in Article 5.1 and the Schedules, the Purchaser shall be responsible for any existing or future sales tax, use tax, value added tax, environmental tax or other governmental charge or tax (other than taxes measured by income) levied or imposed on the Supplier with respect to any SUMF Items consumed by the Purchaser. The Purchaser shall also bear any increase in the cost of providing a SUMF Item resulting from a change in local, state, or federal tax law. The charges to be paid by Purchaser under this Article 5.2 shall be without duplication to the charges set forth in the Schedules and Article 5.1.

ARTICLE 6
SUMF CHARGES WITH REFERENCE TO COST

Where Charges for SUMF Items are to be determined wholly or partly by reference to cost the following shall apply:

6.1	(a) Except as otherwise provided in this Article 6 or in the Schedules, the Purchaser shall pay:

(i)	its share of Variable Costs for each SUMF Item based on the Purchaser’s consumption of such SUMF Item;

(ii)
its share of Fixed Operating Costs for each SUMF Item based on the fraction equal to the Purchaser’s Firm Capacity Reservation of such SUMF Item compared to the Total Firm Capacity of such SUMF Item as set forth in Schedule 3.4; and

(iii)	the Infrastructure Charge specified in Schedules 3.1 and 3.2. and when applicable the capital charge, depreciation charge and capital improvements charges specified in Article 13.

(b)	[intentionally omitted]

(c)
For purposes of the foregoing computation, (A) Fixed Operating Costs shall exclude costs incurred in connection with Planned Shutdowns for turnarounds on SUMF Assets, and Maintenance Capital on SUMF Assets, costs for usage in excess of Firm Capacity Reservations (i.e., Exceedance Costs) and fines and remediation costs permitted to be charged to the Purchaser as part of Fixed Operating Costs pursuant to this Agreement (B) the amount comprising the Purchaser's share of Fixed Operating Costs for any SUMF Item in a prior year shall be normalized to the extent the Purchaser's Firm Capacity Reservation for such SUMF Item in such year (i) differs from its Firm Capacity Reservation for such SUMF Item in the current year and (ii) differs as a result of additional SUMF Item or type of SUMF being supplied. The term "Cost Index" means, as to 50% of such index, the average of the wages in the chemical process industry for a calendar year and, as to the remaining 50% of such index, the average of the materials costs in the chemical process industry for a calendar year, in each case as reported by the Chemical Engineering Magazine under its Chemical Engineering Plant Cost Index for Construction Labor or its Chemical Engineering Plant Cost Index for pipe valves and fittings, whichever index is applicable or, if that publication is no longer issued, by another publication agreed upon by the parties.

(d)
The Monitoring Committee will complete a semi-annual review (May and November) of all maintenance expenses on SUMF Assets in excess of $100,000 to determine if changes to the application of Maintenance Capital are required. The Monitoring Committee will update local protocol if necessary and can jointly agree to discontinue these reviews.

6.2
Costs will be ascertained and charged pursuant to the Supplier’s cost accounting practices which the Supplier represents are used for, or are directly reconcilable with, its Financial Reporting Accounts. The Supplier may modify its cost accounting practices for its Financial Reporting Accounts from time to time in the normal course of business in conformity with generally accepted accounting principles but in all events, after the Supplier has permitted the Purchaser to review, and has consulted with the Purchaser, as to such modification. Notwithstanding the foregoing, the Seller shall not make any such modification unless (i) it is for a legitimate business purpose not designed solely to increase SUMF Charges to the Purchaser or to Users generally and (ii) it does not have a discriminatory economic effect on the Purchaser relative to other Users except as may be permitted in this Agreement or as may be implemented to correct errors. The cost of any component of SUMF Items procured by Supplier through a Third-Party shall be passed through to Purchaser at Supplier’s cost plus an allocation and charge for any applicable Overheads. The Parties expressly acknowledge that any dispute pursuant to this Article 6.2 is subject to the provisions of Article 19.

The Purchaser shall not be responsible for any termination costs resulting from the Supplier’s fixed cost reduction efforts in response to a reduction or termination of demand by any User other than the Purchaser except to the extent that the Purchaser benefits from the reduction efforts, in which case the Purchaser shall bear its proportionate share of the cost (calculated using the proportion of financial participation in the benefit) up to but not in excess of the benefit derived, but less any amount of such termination costs covered by the User whose reduction or termination gave rise to the cost reduction efforts, to the extent such amount exceeds such User’s proportionate share.

The Purchaser shall pay the reasonable costs, including personnel termination costs (including those actuarially determined), resulting from the Supplier’s fixed cost reduction efforts in response to a permanent or long-term reduction or termination of demand by the Purchaser of a SUMF Item pursuant to this Agreement.

6.3
The Purchaser shall bear the costs of any redundancy program required as a result of manpower productivity improvements to a particular SUMF Item in proportion to the reduction of the relevant SUMF Charges to the Purchaser before and after the productivity improvement as compared to such reduction of SUMF Charges to all other Users up to, but not in excess of, such reduction in SUMF Charges. Notwithstanding anything contained in this Agreement to the contrary, (i) the Purchaser shall not be responsible for any costs of termination by the Supplier of an employee unless such termination occurs within 180 days from the date of reduction or termination by the Purchaser of a Long Term SUMF Item, (ii) the Purchaser shall only be responsible for (A) termination costs paid to such a terminated employee in accordance with the Supplier's policies in effect on the date of such reduction or termination and (B) salaries and benefits which are provided to such a terminated employee pursuant to the Supplier's policies in effect on the date of such reduction or termination for up to sixty (60) days following such date and (iii) an employee who is transferred by the Supplier to an Affiliate as a result of any such termination or reduction shall not be considered a terminated employee for purposes of Article 6.2 or this Article 6.3 unless such transfer results in severance costs.

6.4
Unless the Parties agree otherwise in Exhibit A, the Parties shall keep accurate books and records of their activities relevant to this Agreement, for at least three (3) years after the calendar year in question or such longer period as may be required by law.

6.5    Audit rights

To verify (i) the correctness of all invoices issued and payments made for any of the two previous calendar years (“Y-2” and “Y-1”) and/or (ii) to verify the implementation of the Supplier's Curtailment procedures during such two previous calendar years, and/or (iii) to verify the other Party's meter readings registered during the two previous calendar years, and/or (iv) to verify compliance with the generally accepted accounting principles , a Party shall have the right (but no more than once) in a calendar year Y, to commence an audit via a mutually agreed-upon and jointly appointed independent accounting firm of international repute.
The audit shall take place upon at least sixty (60) days prior written notice from the Party seeking the audit and preferably during the month of September of the relevant calendar “year Y”. Such notice shall provide which of the 4 above areas the audit should cover and for which SUMF Items, and shall also refer to an independent accounting firm of international repute, which the Party, seeking the audit, recommends. Once the audit notice is received, the Parties shall promptly meet to discuss the accounting firm recommendation made by the Party seeking the audit and they shall mutually agree upon such independent accounting firm of international repute or another mutually agreed upon independent accounting firm of international repute. Once the independent accounting firm is agreed-upon, the Parties shall inform such accounting firm about their agreement to mutually appoint the firm, the areas the audit should cover and they shall request the name of such accounting firm’s appointed representatives which will be in charge of conducting the audit activities.
The purpose of the audit is to review all documentary evidence and supporting documentation (e.g. detailed breakdowns of the cost categories referenced under Schedule 3) and the underlying explanation of allocation methodology, other billing calculations and meter readings used to calculate the SUMF Charges invoiced during the years Y-2 and Y-1 with the purpose of verifying (inter alia):

(a)	that the calculation and allocation of costs during the years Y-2 and Y-1 is fair and equitable from an accounting perspective; and

(b)	that all actual costs during the years Y-2 and Y-1 have been reasonably, necessarily and properly incurred in conformity with the requirements of the SUMF Agreement.

Any such audit shall be pursued diligently and completed no later than ninety (90) days after its commencement. The Party being audited shall comply with all reasonable requests for information or access in a timely manner and shall cooperate in a Commercially Reasonable manner with the Requiring Party and the jointly appointed independent accounting firm. If the Requiring Party reasonably believes the Party being audited is not cooperating in a Commercially Reasonable manner, it shall notify the Party being audited accordingly and the Parties shall meet and discuss in good faith to determine what additional information is required. If required, the ninety (90) day timeline to complete the audit shall be extended for such reasonable time for the auditing Party to complete its audit once the Party being audited provides the additional required information.

The Parties shall provide the jointly appointed independent accounting firm with the necessary data and explanations for the years Y-2 and Y-1 reasonably necessary for the calculation of the SUMF Charges and the basis therefor.

The Requiring Party undertakes to procure that the jointly appointed independent accounting firm is bound by obligations of confidentiality at least as strict as those set out in Article 12.

Any audit report produced by the jointly appointed independent accounting firm shall be provided to both Parties, shall state the results of the aforementioned audit, and shall become the final, binding determination as to the matters addressed therein. If such audit report reveals that errors have been made and that a Party was overcharged or undercharged by an amount equal to or greater than $50,000 the report shall state the nature, amount and consequences of such error(s) together with such additional information as is reasonably necessary to explain the genesis of those errors and to enable the Parties to avoid recurrence thereof.

Any refund of an overpayment or payment of an additional amount shall be made within 28 days following the provision by the jointly appointed independent accounting firm of its report and shall include interest at the Interest Rate for the time period commencing when the overpayment was made or the underpayment amount would otherwise have been due and ending on the date of any refund or additional payment in consequence of the audit. A Party’s failure to make any requisite payment relating to an overcharge or undercharge within the 28 days period shall constitute a breach or default of this Agreement.

In the event of an overcharge equal to or greater than $50,000 or its equivalent in local currency, the audit costs will be for the account of the Supplier, unless the overcharge is attributable to an error or errors relating to the metering equipment owned by the Purchaser.

In the event of an undercharge equal to or greater than $50,000 or its equivalent in local currency, the audit costs will be for the account of the Purchaser, unless the undercharge is attributable to an error or errors relating to the metering equipment owned by the Supplier.

In all other circumstances (i.e. overcharge or undercharge lower than $50,000), the audit costs will remain for the account of the Requiring Party.

All invoices issued and payments made during the years Y-2 and Y-1, the implementation of the Supplier's Curtailment procedures during such Y-2 and Y-1 years, and all meter readings registered during such Y-2 and Y-1 year are deemed to be final and correct and cannot be further challenged if a Party fails to exercise its right to conduct the aforementioned audit for the relevant years Y-2 and Y-1 during the calendar year Y.

ARTICLE 7
PAYMENT TERMS

7.1	The Purchaser shall pay the SUMF Charges in the currency specified in Exhibit A.
In no event shall either Party be entitled to set off or reduce any payments due and owing to the other Party under this Agreement by any amount which the first Party claims are owed to it by the other Party pursuant to any other agreement between the Parties.

7.2	Unless otherwise set out in the relevant Schedules, the provisions set out below apply:

(a)	Payment shall be made for the SUMF Item by the Purchaser in the manner set forth in Schedule 7.2.

(b)
The final reconciliation for a year shall be made within the first sixty (60) days of the end of such preceding year or such other period as may be agreed in writing. Overcharges or undercharges, plus Interest at the Interest Rate, shall be credited or debited in the first billing cycle of the next accounting period.

(c)
The invoices shall be broken down in sufficient detail to indicate the SUMF Charges for each particular SUMF Item supplied during the period in question. The SUMF Charge for each SUMF Item shall in turn be broken down in sufficient detail as the Purchaser may reasonably request and as the Supplier can reasonably provide.

(d)	The Purchaser shall pay each invoice on or before the due date (“Due Date”) to which such invoice relates. From the due date, interest will accrue on the amount owing at the Interest Rate.

(e)	If the Purchaser disputes an amount invoiced for SUMF Charges, by issuing a notice to dispute an invoice (“Invoice Dispute

Notice”), the Purchaser may withhold from payment the portion of any amount that is disputed and the Purchaser shall, within forty-five (45) Business Days of the date of receipt of the relevant invoices, send to the Supplier a written Invoice Dispute Notice containing the reason(s) in sufficient detail why the Purchaser considers the SUMF Charges not to be due.

•
Within thirty (30) Business Days after receipt of the Invoice Dispute Notice, the Supplier shall advise the Purchaser of its position with respect to the Invoice Dispute Notice and, shall invite the Purchaser to meet to discuss the Dispute.

•	The Purchaser shall then within thirty (30) Business Days either accept the Supplier’s response or give written notice to the Supplier that the Purchaser continues to dispute such invoice.

•
Upon receipt by the Supplier of Purchaser’s notification that he continues to dispute the invoice, the Parties shall in good faith attempt to resolve the Dispute with respect to the invoice as expeditiously as possible and they shall meet within thirty (30) Business Days after the date of receipt by the Supplier of aforementioned notification from the Purchaser.

•
If in consequence it is determined and agreed that any part of the disputed amount was properly due, the Purchaser shall pay to the Supplier the amount due plus the Interest Rate from the date the amount ought to have been paid. Where the Purchaser elects to make payment of such disputed amount, and it is determined and agreed that any part of the disputed amount was not properly due, the Supplier shall refund the relevant amount to the Purchaser plus the Interest Rate from the date the amount was originally paid to the Supplier.

•
If the Parties fail to resolve the Dispute within thirty (30) Business Days after the date when the Parties met, the Dispute shall be submitted for resolution in accordance with the principles set out in Article 19.

(f)
Any refund of a disputed amount, or payment of any additional sums, shall be promptly made following the final determination as aforesaid and shall include interest at the Interest Rate based on the actual number of days elapsed from the due date of the original invoice to the date such refund or additional payment enters the books of the Party concerned.

(g)
Unless agreed otherwise between the Parties in Exhibit A, the Supplier shall provide the Purchaser with a quarterly report on variations from its annual forecast no later than thirty (30) days from the end of the relevant quarter. In the event of a difference between the annual forecast and actual results exceeding 3% or the equivalent of at least USD $50,000, whichever is greater, the Supplier shall consult with the Purchaser and provide relevant explanations for such differences. The Parties will discuss which actions, if any, are to be taken with respect to such differences.

ARTICLE 8
ANNUAL FORECAST - CURTAILMENT

8.1	Annual Forecast
For operational forecast purposes only, unless the Purchaser otherwise submits to Supplier on or before 1st June in each calendar year a non-binding annual forecast of its quarterly volume requirements for each SUMF Item for the forthcoming calendar year and estimates of its volume requirements for each SUMF Item for the following four (4) years, the Supplier shall use the prior year's volume forecast for SUMF Items and estimates of volume requirements for the forthcoming year and four subsequent years. The Purchaser shall update any such forecast on or before September 1st of each year to provide its actual forecast.

8.2	[Intentionally omitted.]

8.3	[Intentionally omitted.]

8.4	[Intentionally omitted.]

8.5	[Intentionally omitted.]

8.6	[Intentionally omitted.]

8.7	Curtailment

In the event that any SUMF Items are not available at the planned volume rates for any reason whatsoever, the Supplier shall implement the then current Curtailment Procedures (Schedule 8.7) followed by the Supplier. Unless otherwise provided in any Schedule hereto, such Curtailment Procedures will be based upon the following priorities, provided that the interests of the Purchaser are treated fairly: (i) safety; (ii) minimizing adverse environmental impact; and (iii) sustaining the operations of the Site as a whole.

The Supplier shall have the right to impose Curtailment selectively based upon the foregoing considerations regardless of the cause of the Curtailment and without liability. However, nothing in this Article 8 shall permit the Supplier to curtail any SUMF Item based upon its business considerations. Purchaser may allocate such curtailed SUMF Items among Purchaser's operations as Purchaser determines in its sole discretion, subject to the operational or HSE constraints of Supplier.

If reasonably possible, the Supplier shall advise the Purchaser of any impending Curtailment and the Parties shall cooperate to avoid or mitigate the effects of such Curtailment in an economically efficient manner.

ARTICLE 9
LIABILITY

9.1     Loss and Damage to Assets and Employees.

A.
Other than Loss or Damage covered by the Environmental Agreement, each Party shall be responsible for any Loss or Damage to such Party’s Property (including any SUMF Asset) arising out of or resulting from the performance or nonperformance of this Agreement, except to the extent such Loss or Damage arises out of or results from the Gross Negligence or Willful Misconduct of the other Party.

B.
Other than Loss or Damage covered by the Environmental Agreement, each Party shall be responsible for any Loss or Damage to any Employee or Contractor of such Party arising out of or resulting from the performance or nonperformance of this Agreement, except to the extent such Loss or Damage arises out of or results from the Gross Negligence or Willful Misconduct of the other Party.

C.
Other than Loss or Damage covered by the Environmental Agreement, each Party waives and releases the other Party from and against any and all Liability to such Party for Loss or Damage to such Party’s Property (excluding any SUMF Asset to the extent set forth in Article 14) and any Employee or Contractor of such Party arising out of or resulting from the simple negligence (but not the Gross Negligence or Willful Misconduct) of the other Party.

9.2     General Indemnification.

Other than Loss or Damage covered by the Environmental Agreement, each Party, as Indemnifying Party, shall indemnify, defend, and hold harmless the Indemnified Party from and against any and all Loss or Damage asserted against, resulting to, imposed upon, or incurred by the Indemnified Party arising out of or resulting from the following:

A.
any and all Loss or Damage to any of Indemnifying Party’s Employees or Contractors arising out of or resulting from the performance or nonperformance of this Agreement, other than any Loss or Damage arising out of or resulting from Indemnified Party’s Gross Negligence or Willful Misconduct;

B.
any and all Loss or Damage to any of Indemnified Party’s Employees or Contractors arising out of or resulting from Indemnifying Party’s Gross Negligence or Willful Misconduct in connection with the performance or nonperformance of this Agreement;

C.
any and all Loss or Damage to any of Indemnified Party’s Property (including any SUMF Asset) arising out of or resulting from Indemnifying Party’s Gross Negligence or Willful Misconduct in the performance or nonperformance of this Agreement;

D.
any and all Loss or Damage arising out of or resulting from any Third-Party Claim (other than a Third-Party Claim arising out of or resulting from Loss or Damage to any of either Party’s Employees or Contractors) arising out of or resulting from Indemnifying Party’s fault or negligence in the performance or non-performance of this Agreement, other than any Loss or Damage arising out of or resulting from Indemnified Party’s Gross Negligence or Willful Misconduct.

9.3 Limitations.

A.
Indemnifying Party shall not be obligated to pay for any Loss or Damage under this Article 9 (other than for Third-Party Claims) until the amount of such Loss or Damage for that claim exceeds a threshold, in the aggregate, of One-Hundred Thousand Dollars ($100,000), in which event Indemnifying Party shall pay or be liable for all such Loss or Damage from the first Dollar. The Threshold shall be adjusted annually on January 1 to compensate for inflation as reflected in the Inflation Index.

B.
Notwithstanding anything to the contrary in this Agreement, Indemnifying Party shall not be obligated to indemnify, defend, or hold harmless Indemnified Party against any Indemnification Claim pursuant to Article 9.2. (whether a direct claim or a Third-Party Claim) if such Indemnification Claim or corresponding Loss or Damage arises out of or results from Indemnified Party’s Gross Negligence or Willful Misconduct.

C.
Except for Claims under the Environmental Agreement, the Indemnified Party must submit to the Indemnifying Party any claim pursuant to Article 9.2. (whether a direct claim or a Third-Party Claim) within three (3) years after the date on which the Indemnified Party had or should have had knowledge of any Loss or Damage, Third-Party Claim, or discovery of facts or circumstances upon which Indemnified Party could base a claim under Article 9.2.

D.
For the avoidance of doubt, Indemnified Party must make a claim under Article 9.2. within such three (3) year period, after which time, the Indemnified Party waives any such Indemnification Claim, and that Indemnification Claim shall not be brought or initiated by Indemnified Party against Indemnifying Party thereafter.

E.
Without prejudice to anything to the contrary in the Agreement, a Party’s total liability to the other for any claim arising out of or in connection with the Agreement including without limitation for breach of contract, breach of warranty, breach of statutory duty, or tort, shall not exceed the price of the relevant quantity of the SUMF Item if delivered (in case of supply of utilities, materials) or the price of the relevant service (in case of supply of services, facilities) if performed or if liability arises from a failure to deliver or to take delivery or to perform, the price of the relevant quantity of the SUMF Item had it been delivered (in case of supply of utilities, materials) or the price of the relevant service had it been performed (in case of supply of services, facilities). This limitation shall not apply in respect of liabilities resulting from Third-Party Claims, or from cases of fraud, Willful Misconduct and/or Gross Negligence.

F.
With respect to any SUMF Items the provision of which requires Supplier to procure utilities from a Third-Party as indicated in the relevant Schedules or Sub-schedules, Supplier’s liability to Purchaser for any Loss or Damage incurred due to Supplier’s failure to provide such SUMF Item, when and to the extent such failure is due in whole or in part to the failure of the Third-Party utility provider to perform, will be limited to the amount Supplier is contractually, or statutorily, permitted to recover from such Third-Party utility provider, without regard to the amount, if any, actually recovered by Supplier from such Third-Party utility provider. This limitation of liability shall not apply in respect of liabilities resulting from Third-Party claims under Article 9.2 (D).

In no event shall a Party be liable to the other Party for any indirect, special, consequential or punitive cost, expense, loss or damage, including, but not limited to, loss of actual or anticipated profit or revenue, loss caused by business interruption, loss of customers, goodwill or reputation even if such cost, expense, loss or damage was reasonably foreseeable or might reasonably have been contemplated by the Parties and whether arising from breach of contract, tort (including negligence), breach of statutory duty or otherwise. This limitation of liability shall not apply in respect of liabilities resulting from Third-Party Claims under Article 9.2 (D), or in cases of fraud, Willful Misconduct and/or Gross Negligence.

Each Party shall, where reasonably practicable have a duty to mitigate any loss it may suffer by reason of a breach by the other Party of any provision of the Agreement.

9.4
Sole Remedy. Article 9 sets forth the entire liability and obligations of the Indemnifying Party and the sole and exclusive remedy for the Indemnified Party for any Loss or Damage specifically covered under Article 9; Nothing in Article 9 shall limit any Person’s right to seek and obtain any equitable relief to which such Person shall be entitled or to seek any remedy on account of any Person’s fraudulent or criminal misconduct.

9.5     Indemnification Procedures.

A.
Notice of Indemnification Claims. The Indemnified Party shall promptly give written notice to Indemnifying Party after obtaining knowledge of any Loss or Damage, Third-Party Claim, or a request for indemnification under Article 9.2 (“Indemnification Notice”); provided however, that no delay on the part of the Indemnified Party shall relieve Indemnifying Party from any Liability or obligation under this Article 9 except to the extent that Indemnifying Party is prejudiced by such failure to give prompt notice. The Indemnification Notice shall contain all material information known to the Indemnified Party with respect to such Indemnification Claim, including without limitation, a description of the Indemnification Claim and the nature and amount of the related Loss or Damage (to the extent that the nature and amount of the Loss or Damage are known at the time). If the Indemnification Claim is a Third-Party Claim, the notice shall also include copies of materials submitted to Indemnified Party by the Third-Party with respect to such Third-Party Claim.

B.	Procedure for Third-Party Claims. The obligations and liabilities of each Party with respect to Third-Party Claims shall be subject to the following terms and conditions:

(i) Promptly upon receiving a written notice of a Third-Party Claim, the Indemnifying Party may elect, at its sole option, to undertake the defense thereof by outside counsel of its own choosing, which outside counsel shall be reasonably satisfactory to the Indemnified Party, by sending written notice of its election to the Indemnified Party; provided however, that if, in the Indemnified Party’s and the Indemnifying Party’s reasonable judgment, a conflict of interest exists between the Indemnified Party and the Indemnifying Party with respect to such Third-Party Claim, or if the Indemnifying Party elects not to defend or otherwise does not promptly defend such Third-Party Claim, such Indemnified Party shall be entitled to undertake the defense of, and to compromise or settle, such Third-Party Claim on behalf, for the account, and at the risk of the Indemnifying Party, to the extent that the Indemnifying Party is determined to be obligated to indemnify the Indemnified Party under this Agreement with respect to such Third-Party Claim. The written notice of the Third-Party Claim shall contain all material information known to the Indemnified Party with respect to such Third-Party Claim and shall include copies of materials submitted to Indemnified Party by the Third-Party with respect to such Third-Party Claim.

(ii) If the Indemnifying Party elects to undertake and diligently pursue the defense of a Third-Party Claim hereunder, the Indemnifying Party shall control all aspects of the defense and settlement of such Third-Party Claim and may settle, compromise or enter into a judgment with respect to such Third-Party Claim; provided that the Indemnifying Party shall not enter into any such settlement, compromise or judgment without the prior written consent of the Indemnified Party if such settlement, compromise or judgment would result in the imposition of any non-monetary liability or obligation on the Indemnified Party. If the Indemnifying Party assumes control of the defense under this Article 9, the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith and may employ, at any time, a separate outside counsel to represent it; provided however, that the Indemnified Party shall be solely responsible for the costs and expenses of any such separate outside counsel. If the Indemnified Party undertakes the defense of a Third-Party Claim hereunder, the Indemnified Party shall not settle, compromise, or enter into any judgment with respect to such Third-Party Claim for which it is seeking or shall seek indemnification hereunder without the prior written consent of Indemnifying Party, which written consent shall not be unreasonably withheld, conditioned or delayed.

(iii) The Indemnified Party shall provide the Indemnifying Party with access to all reasonably requested records and documents of the Indemnified Party relating to any Third-Party Claim, other than documents for which the Indemnified Party has claimed or shall claim a legal privilege.

9.6    Insurance.

A.
Each Party will arrange as a minimum the insurances set out below and ensure that those insurances are in full force and effect throughout the duration of the Agreement. All such insurances will be placed with reputable and substantial insurers and for all insurances other than Employers Liability Insurance/Worker’s Compensation, to the extent a Party does not self-insure pursuant to Article 9.6 (D), and to the extent of the liabilities and obligations of a Party, will include the other Party as additional insured.

•	Employers Liability Insurance/Worker’s Compensation: USD 1 million per occurrence;

•	Motor Third-Party Liability: USD 1 million per occurrence;

•	General Liability: USD 10 million per occurrence;

•	Such further insurance as may be required by law per occurrence.

B.
To the maximum extent permitted by applicable law, all insurances required herein will be endorsed to provide, or shall otherwise provide, that underwriters waive any rights of recourse, including in particular subrogation rights against the other Party in relation to the Agreement to the extent of the liabilities and obligations of the insured Party under this Article 9.

C.	The provisions of this Article 9.6 will in no way limit a Party’s liability under the Agreement.

D.
Notwithstanding the foregoing, Shell shall have the right to self-insure for insurance as required pursuant to this Article 9.6(A) above, through its wholly owned, captive insurer in which case the insurance requirements above shall not apply. Further, all insurance required of Hexion may be carried under blanket policies which may include (i) deductible levels deemed appropriate by Hexion (for Employer’s Liability Insurance/Worker’s Compensation and Motor Third-Party Liability), or (ii) levels of self-insured retention up to Ten Million Dollars ($10,000,000) deemed appropriate by Hexion or (iii) levels of self-insured retention greater than Ten Million Dollars deemed appropriate by Hexion, with Shell’s consent, not to be unreasonably withheld.

E.	Each Party shall, upon request of the other Party produce the relevant insurance certificates as proof of insurance.

9.7
THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE 9 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING TEXAS’ EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITEES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. EXCEPT AS HEREIN SET FORTH NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OR DAMAGE, EACH PARTY HEREBY WAIVING ALL CLAIMS OR CAUSES OF ACTION OTHER THAN AS SPECIFIED IN ARTICLE 9, PROVIDED, HOWEVER, THAT NEITHER PARTY WAIVES ANY CLAIMS, CAUSES OF ACTION OR RIGHTS UNDER THE ENVIRONMENTAL AGREEMENT.

9.8	The provision of this Article 9 are for the benefit of the Purchaser Indemnitees and the Supplier Indemnitees and no other party shall be entitled to any benefit of the provisions of this Article 9.

ARTICLE 10
TERM AND TERMINATION

10.1
This Agreement shall be of full force and effect on and from the date hereof and shall continue for an initial term of fifteen (15) years from the Effective Date and shall be automatically renewed thereafter for extension terms of five (5) years each, unless terminated earlier as provided for in this Agreement.

10.2	Hexion may, in addition to its other remedies, terminate this Agreement in its entirety in any of the following circumstances:

(a)
if a Bankruptcy Event occurs and is continuing in relation to Shell and Shell does not provide adequate assurances to Hexion within thirty (30) days of the occurrence of the Bankruptcy Event that Shell will continue to provide all SUMF Items to Hexion on the terms and conditions of this Agreement;

(b)
with no less than twelve (12) months’ prior written notice, following the decision by Hexion to discontinue all its operations at the Site to which SUMF is rendered or alter such operations to such an extent that no SUMF Item from Shell is required; or

(c)	with no less than three (3) years’ prior written notice, effective (i) at the end of the initial fifteen (15) year term or (ii) at the end of any five (5) year extension term, as the case may be.

10.3
The Purchaser may, in addition to other remedies, terminate this Agreement as to an individual SUMF Item in any of the following circumstances, provided always that no item of Sole Supplier SUMF may be terminated by the Purchaser without terminating this Agreement as a whole:

(a)
if a Bankruptcy Event occurs and is continuing in relation to the Supplier and the Supplier does not provide adequate assurances to the Purchaser within thirty (30) days of the occurrence of the Bankruptcy Event that the Supplier will continue to provide the particular SUMF Item to the Purchaser on the terms and conditions of this Agreement;

(b)
if, for reasons other than Force Majeure, a SUMF Item is not properly supplied by the Supplier within specifications and such failure continues for more than ten (10) business days after thirty (30) days prior written notice from the Purchaser to the Supplier;

(c)	[Intentionally Omitted];

(a)	with at least three (3) years’ prior written notice, or such other notice period as is provided in the Schedules; and

(e)
with at least thirty (30) days' prior written notice, upon the occurrence during any twelve (12) month period of three (3) Force Majeure events other than Force Majeure Events caused by Acts of God including Acts of God affecting any supplier or Vendor to Supplier with respect to such SUMF Item.

10.4	Shell may terminate this Agreement in its entirety in any of the following circumstances:

(a)
if a Bankruptcy Event occurs and is continuing in relation to Hexion and Hexion does not provide Shell with adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment of the SUMF Charges for all SUMF Items within thirty (30) days of the occurrence of the Bankruptcy Event;

(b)
if for reason other than Force Majeure, Hexion conducts its operations in a manner reasonably believed to be unsafe to either life, health, property or the environment so as to disrupt Shell’s business conducted at the Site or subject Shell to material HSE risks or material risks of violation of governmental requirements, fines, penalties, Third-Party claims or claims by its employees, and such conduct continues for more than ten (10) business days after ninety (90) days prior written notice by Shell to Hexion; provided, however that if Hexion is conducting its operations in compliance in all material respects with HSE laws, its operations will be presumed to be safe;

(c)
with at least twenty-four (24) months prior written notice, or if that is impossible, with as much notice as possible under the circumstances, and in any event promptly after Shell has made such decision, if Shell decides to cease operations of all or substantially all of its SUMF Assets at the Site;

(d)
with at least three (3) years prior written notice, effective at the end of the initial fifteen (15) year term or at the end of any five (5) year extension term, as the case may be. Notwithstanding any such election by Shell to terminate this Agreement under this Article 10, and except if Shell ceases to operate all or substantially all of the Site, Hexion shall have the right to continue to receive from Shell any essential Long Term or Sole Supplier SUMF Items for which Hexion cannot obtain a reasonable alternative source elsewhere; and

(e)
if the Purchaser without proper justification fails to pay any undisputed SUMF Charge within three (3) months of the date when such payment became due, and (i) such failure continues thereafter for a period of thirty (30) days after written notice from the Supplier and (ii) further continues for an additional period of at least ten (10) days following a second written notice from the Supplier which second notice may be given at any time following the expiration of the first thirty (30) day period; but the Supplier shall not be entitled to terminate this Agreement pursuant to this provision when the Purchaser has in good faith referred any disputed SUMF Charge for resolution in accordance with Article 7.2(e) or Article 19, and has made payment to the Supplier of any part of the SUMF Charge not the subject of the Dispute;.

10.5
Upon termination of this Agreement hereunder, the Parties, acting reasonably and in good faith, shall negotiate for the continued provision of any essential SUMF Items on commercially competitive terms and conditions, including price which shall in any events be sufficient to provide Supplier with full recovery of its cash costs plus a return on capital and capital reimbursement consistent with the other SUMF infrastructure charges contained in this Agreement.

10.6
The Supplier may, in addition to other remedies, terminate this Agreement as to an individual SUMF Item in any of the following circumstances, provided that no Sole Supplier SUMF Item may be terminated by the Supplier without terminating this Agreement as a whole:

(a)
if a Bankruptcy Event occurs and is continuing in relation to the Purchaser and the Purchaser does not provide adequate assurance (such as a priority lien, advance payment or letter of credit) of continued payment to the Supplier of the SUMF Charges relating to such SUMF Item within thirty (30) days of the occurrence of the Bankruptcy Event;

(b)
if the Purchaser fails to pay any undisputed SUMF Charge for an individual SUMF Item within three (3) months of the date when such payment fell due, and (i) such failure continues for an initial period of at least sixty (60) days after written notice from the Supplier and (ii) further continues for an additional period of at least ten (10) days following a second written notice from the Supplier which second notice may be given at any time following the expiration of the first thirty (30) day period; but the Supplier shall not be entitled to terminate this Agreement pursuant to this provision when the Purchaser has in good faith referred any disputed SUMF Charge for resolution in accordance with Article 7.2(e) or Article 19, and has made payment to the Supplier of any part of the SUMF Charge not the subject of the Dispute;

(c)
with at least 12 months prior written notice, or if that is impossible, with as much notice as possible under the circumstances, and in any event promptly after the Supplier has made such decision, if the Supplier decides to cease the supply to the entire Site of a SUMF Item that is not Sole Supplier SUMF;

(d)	[Intentionally Omitted]; and

(e)
with three (3) years’ prior written notice effective (i) at the end of the initial period of twenty (20) years or (ii) at the end of any extension period of five (5) years, as the case may be, for any Long Term SUMF Item.

10.7
Each Party shall exercise its reasonable efforts to minimize any adverse effect to the other Party resulting from the termination of the rendering, in whole or in part, of any SUMF Items under this Agreement.

10.8
Any termination of this Agreement, in whole or in part, including the termination of an individual SUMF Item, shall be final, and neither Party shall have the right to resumption of the terminated SUMF Item under this Agreement or another agreement.

10.9
Termination of this Agreement under this Article 10 shall not affect the rights and obligations of the Parties accrued to the date of termination and provisions of Articles 6 and 7 (as to audit and dispute rights), 9, 10.5, 10.7, 10.8, 10.10, 10.11, 11, 12, 19, 23, 25, 26, 27 and 28 and this Article 10.9 which shall continue in full force and effect.

10.10
Within 60 days after termination of this Agreement, the Supplier shall provide a final reconciliation. Any overcharges or undercharges shall be paid by the Party owing the same within twenty (20) days following the final reconciliation (after any required adjustments have been made). The final recalculation shall be broken down in sufficient detail as the Purchaser may reasonably request and as the Supplier can reasonably provide. From the due date of the reconciliation payment, interest will accrue at the Interest Rate. The Parties shall meet to resolve any dispute relating to the final reconciliation as expeditiously as possible.

10.11
Any termination of this Agreement, either in whole or in part, and termination of any individual SUMF Item shall be without prejudice to the accrued rights and liabilities of the Parties at the time of such termination and all provisions of this Agreement necessary for the full enjoyment thereof shall survive termination for the period so necessary.

10.12
If there is a dispute regarding the termination of this Agreement or a SUMF item under Articles 10.2, 10.3, 10.4 or 10.6, no termination shall occur until sixty (60) days following resolution of the dispute (i) under Article 19 or Article 7.2 (e), as applicable or (ii) by written agreement of the Parties.

10.3
If at any time during the term of this Agreement either Party is of the view that there has been a substantial change in business, monetary, technical or commercial conditions as a result of which that party suffers material hardship in complying with this Agreement, that Party may notify the other in writing that it wishes to meet and review the conditions of the Agreement in the light of the changed conditions referenced above. The Parties shall meet in good faith to discuss appropriate means, if any, to alleviate or mitigate the effects of such hardship in a manner equitable to both parties. In the event that no agreement is reached as to whether hardship exists or as to measures to alleviate or mitigate the hardship, this will be considered as a Dispute whereupon the Dispute shall be submitted for resolution in accordance with the principles set out in Article 19.

ARTICLE 11
INTELLECTUAL PROPERTY RIGHTS

11.1
Neither this Agreement nor the performance by any of the Parties of its duties hereunder shall operate to convey, license or otherwise transfer from one Party to another any patent, know-how, trade secrets or other intellectual property rights.

11.2
The copyright, property and any other industrial property rights in any Confidential Record or other material supplied under this Agreement shall, in the absence of any express provision to the contrary thereon, remain with the disclosing Party.

ARTICLE 12
CONFIDENTIALITY

12.1
Subject to Article 12.2, each Party shall treat as strictly confidential (and shall not disclose) all information received or obtained as a result of entering into or performing this Agreement which relates to:

(a)	the provisions of this Agreement;

(b)	the negotiations relating to this Agreement;

(c)	the performance of this Agreement;

(d)	the other Party or any aspect of its business or operations; or

(e)	the subject matter of this Agreement.

12.2	Either Party may disclose information which would otherwise be confidential if and to the extent:

(a)	required by the law of any jurisdiction to which the disclosure is subject;

(b)	required by any securities exchange or agency to which either Party is subject, wherever situated, whether or not the requirement has the force of law;

(c)	disclosed on a strictly confidential basis to the professional advisers or auditors of the Party or to any actual or potential bankers or financiers of that Party;

(d)	disclosed on a strictly confidential basis to an Affiliate or Affiliates;

(e)	disclosed on a strictly confidential basis to bona fide potential purchasers of a proprietary interest or bona fide potential or actual operator of any of Hexion Facilities or the Shell facilities;

(f)	disclosed to the corporate shareholders or other equity owner of the Parties;

(g)	that the information is already known to the Party at the time of disclosure by the disclosing Party through no fault of that Party;

(h)	that the information has come into the public domain through no fault of that Party;

(i)
disclosed in order to seek enforcement of, or to defend, the contractual rights or obligations of a Party under this Agreement, any Transaction Document or other related agreement or to satisfy an obligation or duty under this Agreement; or

(j)	that the other Party has given prior written approval to such disclosure.

12.3
The restrictions contained in Article 12.1 shall continue to apply for one (1) year after (i) the termination of this Agreement, or (ii) the termination of an individual SUMF Item, but only as to information relating to such SUMF Item.

ARTICLE 13
ADDITIONAL SUMF AND CAPITAL IMPROVEMENTS TO SUMF ASSETS

13.1    Purchaser’s Optional Capital Improvement Project.
Purchaser may submit from time to time to Supplier written requests for Supplier to undertake capital improvement projects relating to the supply of SUMF Items to one or more SUMF Assets intended to improve the performance, efficiency, reliability, or some other attribute of a SUMF Asset, provided however, that the Purchaser shall attempt to present any such requests applicable to a calendar year during the annual forecasting process. Any such requests shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvements, any proposed changes to this Agreement or to any Schedule, and any other relevant information relating to such capital improvement project. Supplier agrees that it will consider in good faith any such request, but Supplier shall have no obligation to agree to undertake any such capital improvement project and may reject any request by Purchaser. Supplier shall provide Purchaser a written explanation for the rejection.
If Supplier agrees to undertake any such capital improvement project, Purchaser shall be entitled to receive the additional capacity of a SUMF Item generated by such capital improvement and Purchaser shall be responsible for all costs associated with such project, without duplication of other amounts paid or payable by Purchaser under this Agreement, including (a) the cost of completing the capital improvements, (b) Supplier's costs and expenses incurred in connection with such project, and (c) any increased costs of operation suffered by Supplier as a result of such project, provided, however, that if other persons receive any of the benefits of such capital improvement project, such other persons shall bear their respective pro rata shares of all costs associated with such project (based upon and only to the extent of the relative benefits received by them), and the Purchaser's costs with respect thereto shall be reimbursed by the Supplier as, when, if and to the extent savings are received or as, when, if and to the extent the other person utilizes such benefits.
Notwithstanding anything contained herein to the contrary, the Purchaser shall not be required to seek increased capacity from the Supplier and shall have the right to satisfy its needs, if any, for increased capacity from other persons, provided there is no disruption or new/remaining HSSE risk to any other of the Supplier's operations, and consistent with Legal Requirements and the rights of the Parties under this Agreement.
Any reasonable costs incurred by the Supplier (not including any additional charge for services by persons whose services are included in SUMF Charges irrespective of the required evaluation) or affiliates of Supplier in evaluating a requested capital improvement project from the Purchaser shall be reimbursed to the Supplier by the Purchaser; provided that when incurring such costs the Supplier has acted on a Commercially Reasonable basis.

13.2
If a capital improvement to a SUMF Asset would not be otherwise required by applicable law or regulation but for the presence of Purchaser’s process or products or by-products, the Purchaser shall be required to pay one hundred percent of the costs for the mandated improvement to any SUMF Asset, provided, however, that if any other person receives any of the benefits of the capital improvement, then such other persons shall bear their respective pro rata shares of all costs associated with such capital improvement (based upon and only to the extent of the relative benefits received by them), and the costs which the Purchaser would otherwise be required to pay shall be reimbursed by the Supplier as, when, if and to the extent savings are received or as when, if, and to the extent the other persons utilize such benefits accordingly.

13.3
If either Party determines that a service has historically been supplied by the other Party but such service is not included in this Agreement, then the Party that historically provided such service shall make the service available to the other Party (but only if such service is not readily available elsewhere) at a price and on terms mutually agreeable, but following the same concepts as to Direct Site Costs, Variable Costs and Infrastructure Charges as set forth herein.

13.4
In connection with the operations by the Supplier, the Supplier may utilize with the consent of the Purchaser, personnel of Purchaser to render services for the Supplier, and correspondingly, Purchaser may utilize with the consent of Supplier, personnel of Supplier to render services for the Purchaser. In either such event, the services shall be deemed rendered pursuant to the terms of this Agreement following the same pricing concepts.

13.5
If Supplier must implement a capital improvement project to one or more SUMF Assets in order to permit the Supplier to meet its obligations under this Agreement to deliver the related SUMF Item(s) to Purchaser in compliance with a compulsory change in applicable Legal Requirements (including permitting) or HSSE regulations, the Supplier shall, a reasonable period of time prior to completion of the project planning process, provide notice and consult with Purchaser with respect to such project (with the Parties acknowledging that the ultimate determination with respect to any such capital improvement projects rests solely with Supplier). Any such notice shall specify in reasonable detail the capital improvements to be made, any permits that may be required, the estimated cost of such capital improvement project and permits, any proposed changes to this Agreement or to any Schedule, and any other relevant information relating to such capital improvement project. The Purchaser shall pay its allocated share of the actual costs and expenses reasonably incurred by the Supplier that are directly related to the capital improvement project, which shall be equal to the Purchaser’s relative capacity right % of such SUMF Item compared to the Total Firm Capacity of such SUMF Item as set forth in Schedule 3.4(a) and Schedule 3.4(b). Notwithstanding the foregoing, if Supplier fails to provide the required notice in advance of the capitalization of the project costs, then the Purchaser shall have the right to delay the start of the payment of the charges referenced under Article 13.5, for a period of time equivalent to the relevant notice period.     Unless otherwise agreed by the Parties, each Party shall be entitled to a portion of the benefits, if any, generated by such capital improvement project in proportion to the percentage of the total costs and expenses of such project paid by such Party.

13.6	Capital improvement project cost amounts payable by the Purchaser pursuant to Article 13.5 are payable in single lump sum payments for its share of capital improvement project costs.

ARTICLE 14
DAMAGE TO SUMF ASSETS

14.1	If SUMF Assets are damaged or destroyed, the owner of the SUMF Asset shall timely restore such asset as soon as is practical following the damage or destruction.

14.2
If the owner does not timely fulfill its obligation to restore the SUMF Asset, the other Party may at its discretion take such other reasonable measures as are necessary or useful to find an alternative source for any relevant SUMF Item or its equivalent for the benefit of all Users on a temporary basis until such restoration is complete.

14.3
A Party who causes damage to a SUMF Asset as a result of its own Gross Negligence or Willful Misconduct in addition to any obligations under Article 9, shall be responsible for any incremental costs of such alternative SUMF Items so that the Users of such SUMF Items other than such responsible Party or its Affiliates pay the same amount for such SUMF Items during such temporary period as such Users paid prior to the damage or destruction of the relevant SUMF Assets. The provisions of this Article 14.2 shall be without prejudice to the Parties rights under Article 9.

ARTICLE 15
METERING OR ALLOCATION OF SUPPLY, CONSUMPTION AND DELIVERY

15.1    Measurement and Metering
The quantities of certain SUMF Items supplied hereunder shall be measured by allocation or by a meter or other appropriate device (the “Meter”) located at or near the Delivery Point(s) specified in Schedules 3.1 and 3.2. The Meter shall be installed, owned and operated at the expense of the Party indicated in Schedules 3.1 and 3.2 as the Meter owner. The Meter owner shall read the Meter on a regular basis as described in Schedules 3.1 and 3.2 and shall promptly advise the other Party in writing of the reading. Such readings shall form the basis for preparing the Supplier’s invoices pursuant to Articles 5, 6 and 7.
15.2    Calibration
The Parties acknowledge that the Meters are not normal custody transfer meters. The Meter owner shall, at its expense, perform normal maintenance procedures to maintain the accuracy of its Meters. Each Meter shall be tested for accuracy and calibrated regularly per industry standards as specified in the applicable Schedule by the Meter owner at its expense. The Meter owner shall give the other Party a written schedule of calibration test times, and the other Party shall have the right to have its representative present to observe each calibration test. If the other Party desires to conduct more frequent calibration tests, such Party may request that more frequent tests be conducted, in which case the Meter owner will perform or cause to be performed such tests at the other Party’s expense.

15.3
Following any calibration test made pursuant to this Article 15, the Meter owner at its expense shall restore an inaccurate component to a condition of accuracy or replace such component as soon as reasonably practical. If the level of inaccuracy exceeds that specified in the applicable Schedule, the readings affected by said component shall be corrected by the amount of the inaccuracy for the period which is definitely known to be affected by such inaccuracy. If the period is not definitely known and is not mutually agreed upon, the correction shall be made for a period one-half of the time elapsed between the last prior calibration test and the date the inaccuracy is corrected. Adjustments to a previously issued incorrect invoice shall be made promptly by the Supplier.

15.4
The Parties acknowledge that special metering problems may arise which can be resolved by procedures other than those described in this Article 15. The Parties may, by mutual consent, establish special procedures for a specific problem or accept delivery quantities in a manner not described herein. Mutual consent for acceptance of one special procedure or delivery quantity will not set aside the provisions of this Article 15, nor imply acceptance by either Party of any special provision at a future time.

15.5
Should the Supplier or the Purchaser fail to obtain suitable measurement results from the Meter pursuant to Article 15.2, the quantities of that SUMF Item provided during the period in question shall be calculated by the other Party in the event that the other Party has installed its own check meter and it has been calibrated according to this Article 15 within ninety (90) days of the period in question. In the event that neither Party has obtained suitable measurement results, the amount of the relevant SUMF Item supplied in the period in question shall be estimated, using the average of delivered quantities for a period of time agreed upon by both Parties, or by any other means mutually agreed upon by both Parties. If a Party installs a check meter, the other Party shall have the right to have its representative at any calibration test of the check meter. A Party installing a check meter shall perform all maintenance and calibration tests of the check meter at its own expense, and shall furnish the other Party with all readings obtained from the check meter.

15.6	If required, The Parties shall complete promptly the identification of all receipt and Delivery Points for the various SUMF Items described in Schedules 3.1 and 3.2 and all drawings related thereto.

15.7
For Delivery Points where no Meter exists, allocation methods are set forth in the applicable Schedule. The Monitoring Committee shall have the authority to update and/or correct any allocation method, with any corrections to be adjusted prospectively. Either Party may, at its own expense, install a Meter in lieu of allocation unless a specific schedule states to the contrary.

15.8
Line losses shall be determined by engineering calculations. Line losses for each billing period will be assigned to all Users in proportion to their consumption during such period, whether metered or allocated/estimated. Any remaining differences (imbalances) between SUMF production and the amount consumed, as so adjusted for line losses, will also be assigned to all Users in proportion to their consumption during such period, whether metered or allocated/estimated, provided, that the amount of such imbalance assigned to metered use shall not exceed the product of (x) the mutually agreed tolerance percentage of each such meter and (y) the amount consumed during such period as measured by such meter and any excess of such imbalance over the amount so assigned to metered use will be assigned to non-metered use in proportion to allocated/estimated consumption of such non-metered use during such period.

ARTICLE 16
MONITORING COMMITTEE AND STEERING COMMITTEE

Monitoring Committee

16.1
Shell and Hexion shall jointly establish a committee (the “Monitoring Committee”) to review the operation of this Agreement and the supply of SUMF hereunder in an effort to ensure the smooth and efficient operation of this Agreement. The Monitoring Committee shall comprise one representative from Hexion and one representative from Shell. In addition, other representatives that the Parties may reasonably require shall attend at and report to meetings of the Monitoring Committee.

16.2
The Monitoring Committee shall meet within three (3) months of the Effective Date and thereafter no less than once every six (6) months throughout the duration of this Agreement (other than where the Parties agree that such a periodic meeting is not necessary) and as otherwise reasonably requested by a Party.

16.3
The Monitoring Committee shall use all reasonable endeavors to resolve issues raised by any of the Parties in respect of the operation of this Agreement and the supply of SUMF hereunder. The Monitoring Committee shall review the performance of the Parties in the supply and receipt of SUMF Items under this Agreement and shall consider any agreed improvement plans.

16.4
The Monitoring Committee shall have the authority to develop modifications or amendments to the Exhibits and Schedules to this Agreement on behalf of the Parties, however, to become effective any such modifications or amendments must be put in writing and be duly signed by the Parties. The Monitoring Committee shall, as needed to implement this Agreement, develop mutually agreed protocols and administrative procedures.

Steering Committee

The Supplier and the Purchaser shall jointly establish the Steering Committee. The structure and role of the Steering Committee is set out in Schedule 16.

ARTICLE 17
MISCELLANEOUS

17.1
Both Parties shall perform their respective duties under this Agreement (i) following standards applied by the industry in similar operations and in keeping with good industry practice and in compliance with Legal Requirements in all material respects, and (ii) in a manner each party reasonably believes to be fair to the other and with such care as an ordinarily sound business person in a like position would use under similar circumstances.

17.2	The services under this Agreement and all operations by the Company that may affect such services shall be provided in accordance with standards set forth in Article 17.1.

17.3	Planned Shutdowns
For the purpose of this Agreement, a planned shutdown (“Planned Shutdown(s)”) shall mean the shutting down of a relevant plant for the purpose of scheduled/regular maintenance activities and which is typically scheduled once every 4 to 6 years’ period.
The Parties shall keep each other informed as early as possible about any Planned Shutdowns, major technical projects, capital expenditures and any other major events which in each case are relevant to the supply or cost of any SUMF Item and/or that may impact the ability to deliver or take delivery of SUMF Items with details as to the scheduled dates and duration of such shutdowns.
A written notification before the end of September in the year prior to the year of the Planned Shutdown, or a minimum of nine (9) months written notification prior to a Planned Shutdown, whichever is the longer, must be given to the other Party prior to a Planned Shutdown in the subsequent year, unless agreed otherwise by the Parties.
The monthly quantities for supply in the affected months during the Planned Shutdown shall be discussed and any quantities to be delivered during those months notwithstanding the Planned Shutdown shall be as agreed between the Parties.
Each Party shall take such Reasonable Actions within its control so as to minimise the impact to the other Party of any Planned Shutdown , (i.e. to the extent reasonably possible, limit the total Planned Shutdowns in any given period as much as possible to no more than forty (40) days in any period of four (4) consecutive years), major technical project, capital expenditure and any other major event which may adversely impact the supply of any SUMF Item, without prejudice to health, safety, security and environmental standards. The Parties shall keep each other timely informed of any adjustments or changes to these plans. As part of this optimization, a process will be agreed between the Parties, in which any Planned Shutdowns and/or maintenance activities are discussed and each Party’s proposals shall be taken into account when planning any shutdown.

17.4
Every two (2) years, or as often as either Party may reasonably require, the Monitoring Committee will review the overall effectiveness of this Agreement and will discuss possible opportunities for improvement.

17.5
Shell stipulates to Hexion that some or part of the SUMF Items are being supplied to Shell by Third Parties and pursuant to the Shared Facilities Agreement. Shell's ability to supply a particular SUMF Item is conditioned on the receipt of all or part of such SUMF Item from the Third-Party or pursuant to the Shared Facilities Agreement. Shell agrees to enforce any Third-Party supply contract and the Shared Facilities Agreement in order to provide the SUMF Items hereunder and all costs incurred in such enforcement shall be Variable Costs.

17.6	The Supplier agrees to make available all procedures, policies, rules and regulations utilized in connection with the providing of any SUMF Item.

17.7	Parties agree to comply with the anti-bribery or anti-money laundering principles set out in Schedule 17.7.
ARTICLE 18
FORCE MAJEURE

18.1	A Party will not be in breach of this Agreement (except for obligations to pay money which would otherwise be due and payable under this Agreement) to the extent:

(a)	performance by the Party is delayed or prevented by Force Majeure;

(b)
the Party claiming relief under this Article promptly (and in any event no later than seven (7) days following the occurrence) notifies the other Party of the circumstances giving rise to Force Majeure and the cause and their anticipated duration; and

(c)
The Parties shall shortly thereafter meet to discuss possible business continuity measures to eliminate or minimise the impact of such Force Majeure Event. The Parties shall promptly implement any business continuity measures upon which they agree. The affected Party shall mitigate the effects thereof (if possible), and take Reasonable Actions to remedy and overcome the cause of the Force Majeure and resume the full performance of its obligations as soon as reasonably possible after the Force Majeure Event has ended.

18.2
Upon remedying or overcoming the circumstances giving rise to Force Majeure, the Party claiming relief under this Article shall promptly notify the other Party of the termination of such Force Majeure condition.

18.3
If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days after the date on which the Force Majeure begins, the Parties shall consult together with a view to determining mutually acceptable measures to overcome the difficulties arising therefrom.

18.4
“Force Majeure” means, in relation to either Party, an event, condition or circumstance which causes a delay or disruption in the performance by such Party of any of its obligations under this Agreement which is beyond the reasonable control of that Party, including:

(a)
fire, explosion or other disruption, mechanical breakdown, electrical shortage or blackout, decline or shortages of supply, and circumstances arising out of failure or malfunction of information technology;

(b)	any malfunction, unplanned shutdown or shutdown in anticipation of or in response to a breakdown or to a malfunction affecting a Plant;

(c)	act of God (e.g. such as lightning, storm, earthquake, typhoon, hurricane, flood, tidal wave or other serious natural catastrophe), fire, explosion, or landslide;

(d)
war or serious civil unrest and disasters (e.g. revolution, act of civil or military authority, riot, blockade, embargo, trade sanction, terrorist attack, rebellion, sabotage, civil commotion, epidemic or quarantine restriction, strike, or other industrial dispute);

(e)
compliance with law or governmental action or compliance with any restriction resulting from such action (such as law, regulation, or ordinance, or with any order, demand or request of any international, national, local, governmental authority or agency requiring e.g. to cease production or sale of a Utility or the performance of a Common Service);

(f)
any strike, lock-out, or labor dispute from whatever cause (whether or not Supplier, Supplier’s supplier, Purchaser, or Purchaser’s supplier, as the case may be, is a party thereto or might be able to influence or procure the settlement thereof;

(g)
any inability by to acquire from any one of its usual supply source(s) for this Agreement, any SUMF Item or any raw material, feedstock, labor, service, utility, equipment, machinery, or facility necessary for delivering a SUMF Item.

A Party’s economic hardship, economic considerations, financial inability to perform, changes in cost, market conditions, or supplier actions or contract disputes do not constitute Force Majeure.

For the avoidance of doubt, the settlement of a labor strike, lockout or any other kind of labor dispute is not within the reasonable control of the Party affected, and the requirements of this Article shall not oblige that Party to settle a strike, lockout or other labor dispute on terms contrary to its wishes.

ARTICLE 19
DISPUTE RESOLUTION

19.1
Any Dispute arising out of or in connection with this Agreement, excluding invoice Disputes subject to Article 7.2(e) but including any question regarding the existence, validity or termination of this Agreement, shall be exclusively processed in accordance with this Article.

19.2
In the event of a Dispute between the Parties, the Parties shall, within ten (10) days of a written request by either Party to the other Party, meet in good faith to resolve such dispute or differences.

19.3
Any Dispute which cannot be resolved by the Parties shall be submitted to the Monitoring Committee which shall endeavor to amicably resolve the Dispute. The Parties shall provide the Monitoring Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.4
Any Dispute which cannot be resolved within thirty (30) days (or any other mutually agreed interval) by the Parties after the Monitoring Committee’s first meeting held to solve such Dispute shall be submitted to the Steering Committee which shall endeavor to amicably resolve the Dispute. The Parties shall provide the Steering Committee with such information as it reasonably requires to enable it to determine the issues relevant to the Dispute.

19.5
Any Dispute which cannot be resolved by the Steering Committee within thirty (30) days (or any other mutually agreed interval) by the Parties after the Steering Operating Committee Committee’s first meeting held to solve such Dispute shall be submitted by the Parties to the General Manager in charge of the Royal Dutch Shell’s Group Downstream Post Closing Rights and Obligations department and a person appointed and employed by the Purchaser or its Affiliates with similar seniority to handle such Dispute. The Dispute shall be handled by such senior Persons within thirty (30) days (or any other mutually agreed interval) after the date the Dispute has been submitted by the Steering Committee and these Persons shall endeavour to amicably resolve the Dispute. The Parties shall provide these Persons with such information as they reasonably require to enable them to determine the issues relevant to the Dispute.

19.6
Any Dispute which cannot be resolved by the Persons appointed under Article 19.5 shall be submitted to mediation before a mediator selected by the Steering Committee. The Parties shall bear their own costs for mediation and the cost of the mediator shall be borne equally.

19.7
If the Parties are unable to select a mediator within fifteen (15) days (or such other period as may be agreed by the Parties) or if the Dispute is not resolved as a result of the mediation within sixty (60) days (or such other period as may be agreed by the Parties), either Party may submit the matter to arbitration for final, binding and exclusive settlement by three arbitrators in accordance with the UNCITRAL Arbitration Rules, with the President of the ICC Court of International Arbitration to act as the appointing authority, or any other arbitration provided for in Exhibit A, such arbitration to be held in the country where the Site is located at the place specified in Exhibit A. Any arbitration decision pursuant to this Article 19 shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction. Costs incurred by the Parties in carrying on any arbitration proceeding hereunder (including reasonable attorneys' fees and arbitration fees) shall be borne by the non-prevailing Party or apportioned by the arbitrator based on fault.

19.8
Pending resolution of any dispute between the Parties, the Parties shall continue to perform in good faith their respective obligations under this Agreement based upon the last agreed performance demonstrated prior to the dispute, but in all events to protect HS&E.

19.9	Resolution of any dispute between the Parties involving payment of money by one Party to the other shall include payment of interest at the Interest Rate from the original due date of such amount.

19.10	Each Party shall, in addition to all rights provided herein or provided by law, be entitled to the remedies of specific performance and injunction to enforce its rights hereunder.
ARTICLE 20
FURTHER ASSURANCEARTICLE 20 FURTHER ASSURANCE

20.1
Each Party shall at its own cost, from time to time on request, execute or procure the execution of all documents in a form satisfactory to the other Party which the other Party may reasonably consider necessary for:

(a)	giving full effect to this Agreement; and

(b)	securing to the other Party the full benefit of the rights, powers and remedies conferred upon the other Party in this Agreement.
ARTICLE 21
COSTS AND EXPENSES

Save as otherwise stated in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, execution and carrying into effect of this Agreement.
ARTICLE 22
ASSIGNMENT AND DELEGATION

22.1
Hexion shall be entitled to assign this Agreement, to any Affiliate or to a lender or lenders for security purposes so long as such lender is a bona fide financial institution with a business that includes lending money and has a net worth in excess of 250,000,000 USD, without the prior written consent thereto of the Supplier (and such lender or lenders shall have the right (without such prior written consent) to further assign this Agreement subject to the same conditions in connection with the exercise of their rights and remedies pursuant to such security agreements). Purchaser shall provide Supplier notice of such assignment promptly after any such assignment, but in any event within sixty (60) days of such assignment.

22.2
Except as provided above in Article 22.1, any other assignment of the Agreement by Hexion to a Third-Party, shall require the consent of Shell, such consent not to be unreasonably withheld or delayed. For purposes of this Article 22.2, it shall not be “reasonable” for Shell to withhold consent if Hexion desires to assign the Agreement to a Third-Party that:

(A)    is not affiliated with an embargoed country or person, has no direct or indirect embargoed country nexus to a transaction or activity, or is not affiliated to an entity subject to prosecution by any regulatory authority for securities, competition or taxation violations;
(B)    demonstrates financial standing in respect of liquidity, financing levels and/or market capitalization, and/or (solely with respect to an assignee that is Strategic Acquirer) investment grade not less than a credit rating of BB- or above on the Standard & Poor’s scale (or equivalent on the Moody’s scale, or on the FITCH-IBCA scale or any equivalent rating agency), or that the liabilities of the proposed assignee are unconditionally and permanently guaranteed by a company that meets such conditions;
(C)    has the ability and the capacity, as reasonably determined by the Supplier, to ensure continued compliance with the obligations under this Agreement, in particular with respect to HSSE (which may, but is not required to be, determined by evaluation of past operating history); and
(D)     is not involved in business activities or conduct materially and detrimentally inconsistent with Supplier’s Statement of General Business Principles.

22.3	Shell shall be entitled to assign this Agreement to any Affiliate or Third-Party without the prior written consent thereto of Hexion.

22.4	Any assignment of this Agreement shall not relieve either Party of any obligation or liability incurred hereunder and remaining wholly or partially outstanding immediately prior to the time at which the assignment is to take effect..

22.5
Each Party agrees to execute and deliver to the other Party and, if applicable its lenders, recognition and estoppel certificates, in form and content consistent with ordinary and common practice in transactions of the nature of this transaction, which instruments will state the status of this Agreement as to whether a default exists and will recognize any Third-Party rights.

22.6
A Supplier of a SUMF Item may at its discretion procure from its Affiliates or any Third-Party certain information, advice, services and SUMF Items which it is obliged to render or perform under this Agreement, or may delegate to any Affiliate or Third-Party the performance of its rights and obligations under this Agreement, in order to assist the Supplier in the efficient execution of this Agreement provided that the person or company to whom delegation is made shall be capable of rendering the services.

ARTICLE 23
SEVERABILITY

23.1
If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect. In such event, this Agreement shall be modified to provide the same benefits and burdens (including economic) that would have been provided had this provision been deleted. In the event that the Parties cannot agree on modifications, the dispute shall be resolved pursuant to Article 19.

23.2	The invalidity of one or more provisions of this Agreement shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
ARTICLE 24
NO AGENCY OR PARTNERSHIP

Nothing contained in this Agreement and no actions taken by the Parties under this Agreement shall constitute a partnership, joint venture, association or other co-operative entity between the Parties or to authorize either Party to represent the other or to contract on behalf of the other Party. The Supplier is acting solely as an independent contractor and is not an agent of the Purchaser. The Supplier’s provision of services and performance of its duties hereunder shall be under the sole supervision, control and direction of the Supplier and not the Purchaser.
ARTICLE 25
REMEDIES AND WAIVER

25.1	The delay or failure of either Party at any time in exercising any right, power or remedy provided by law or under this Agreement shall in no way:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

25.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

25.3	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

25.4
Shell and Hexion each acknowledges that it has had adequate opportunity and bargaining strength to review, negotiate and revise this Agreement. They each expressly agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

ARTICLE 26
ENTIRE AGREEMENT AND VARIATION

26.1
Except as herein set forth, this Agreement constitutes the entire and only agreement between the Parties relating to the furnishing of SUMF Items by the Parties at the Site and supersedes any pre-contractual statement.

26.2
Each of the Parties acknowledges on its own behalf and on behalf of each of its Affiliates that, in agreeing to enter into this Agreement, it has not relied on any Pre-contractual Statement (except those set out in this Agreement).

26.3
Each Party waives all rights and remedies which, but for this Article, might otherwise be available to it in respect of any such Pre-contractual Statement, provided that nothing in this Article shall limit or exclude any liability for fraud.

26.4	Any amendment or modification of this Agreement shall be ineffective unless reduced to writing and signed by or on behalf of a duly authorized representative of both Parties.
ARTICLE 27
NOTICES

27.1
All notices, requests, waivers, demands, directions and other communications required or permitted to be given under this Agreement shall be in writing and in English and shall be delivered personally, sent by facsimile transmission, or e-mail, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at their addresses set forth in the introductory paragraphs of this Agreement (or such other address for a Party as shall be specified by like notice form such Party to the other Party). All such notices and other communications shall be deemed to have been given and received, (i) in the case of personal delivery, delivery by facsimile transmission or e-mail, on the date of delivery, if delivered during business hours on a business day or, if not so delivered, the next succeeding business day (ii) in the case of delivery by nationally recognized overnight courier, on the second business day following dispatch and (iii) in the case of mailing, on the fifth business day following such mailing

27.2	Any such notice so delivered will comply with the terms of this Article 27.

27.3
A Party may change its notice details on giving notice to the other Party of the change in accordance with this Article 27. That notice shall only be effective on the date falling three (3) clear Business Days after the notification has been received or such later date as may be specified in the notice.

ARTICLE 28
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions.

ARTICLE 29
LANGUAGE

If this Agreement is translated in a language other than the English language, it shall also be written in that other language. In construing the rights and obligations of the Parties, the terms of the Agreement written in the English language shall prevail over the terms of the Agreement written in any another language.
ARTICLE 30
COUNTERPARTS

30.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

30.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.
[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.
SHELL CHEMICAL L.P.
(for itself and as agent for Shell Oil Company)

By:
Name:
Title:

HEXION DEER PARK LLC

By:
Name:
Title:

[Signature page to Deer Park SUMF]

EXHIBIT A: INFORMATION

1.	The addresses, facsimile numbers, telex numbers and tax ID numbers of the Parties are (Article 27.3):

Party 1:

Shell Chemical L.P.
Deer Park Chemical Plant
5900 Highway 225 East
Deer Park, Texas 77536
Attn: Chemical Plant Manager

with a copy to:

Shell Chemical LP
Shell Woodcreek,
150 N Dairy Ashford Rd,
Houston, TX 77079
Attn: Executive Vice President of Manufacturing

Party 2:

Hexion Deer Park LLC
c/o Hexion Inc.
Hexion Deer Park Chemical Plant
5900 Highway 225 East
Deer Park, Texas 77536
Attn: Hexion Plant Manager

with a copy to:

Hexion Inc.
180 East Broad St.
Columbus, Ohio 43215
Attn: Legal Department
Email: legal@hexion.com

2.	The "Site” as referenced in Article 1 is described by the attached plot plan:
Attachment 1: Site Plot Plan.

3.	The applicable Inter-Bank Offered Rate is (Article 1 under "Inter-Bank Offered Rate"):
Average LIBOR for the previous calendar month

4.	Currency for payment of SUMF Charges (Article 7.1): US DOLLARS

5.	Period for keeping books and records (Article 6.4):
(X )    Three (3) years
( )    Other:

6.	Disputes are to be resolved by (Article 19.7):
(X ) UNCITRAL arbitration

( ) Other: ______________________

8.	Place of arbitration (Article 19.7): Houston, Texas
Attachment 1 to Exhibit A: Site plot plan
[to be attached.]